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                                                                   EXHIBIT 10-1

                      SAVANNAH FOODS & INDUSTRIES, INC.
                  SHORT-TERM INCENTIVE COMPENSATION PROGRAM
                                   SUMMARY


        At its October 17, 1996 meeting, the Board of Directors adopted a short-term incentive compensation program (the "Program"). The Program, which is effective as of September 30, 1996, is a purely discretionary bonus program and, as such, the Board of Directors retains the right to modify or revoke any or all aspects of the Program at any time. The Program replaces a previous incentive compensation program which had been in effect since 1989. The purpose of the Program is to increase shareholder value by motivating employees to produce high quality products and services, and to control costs, thereby maximizing the profitability of the Company and promoting the efficient utilization of its assets. All full-time employees of the Company who are not members of a collective bargaining unit are eligible to participate in the Program.

        Each eligible employee will receive a bonus if the Program's objectives are achieved. Each eligible employee has been assigned a target award bonus percentage which varies according to job grade, from 5% of eligible compensation for most employees to 50% for the Chief Executive Officer.

        The Board of Directors annually approves the components used to determine the bonuses under this Program. For fiscal 1997, the Program has two components, each of which is equally weighted to determine the actual bonus.
The two components are 1) the Company's return on equity compared to established goals, and 2) the return on assets, as defined in the Program, of its consolidated subsidiaries compared to discretionary objectives approved by the Board of Directors. However, no bonus will be paid unless the Company's return on equity is at least 13% after deducting the bonus.

        The following table sets forth the guidelines for the bonuses based on the two components being used for fiscal 1997 (actual results between the minimum and maximum of the range are extrapolated to determine the bonus award percentage):


                                        Bonus Award as a
                                         Percent of the
           Return on Equity - 50%          Target Award
           ----------------------          ------------
           Under 13%                                0%
           13%                                     50%
           16%                                    100%
           20% or over                            150%

           Return on Assets - 50%
           ----------------------
           Specific objectives designed to increase the Company's
           return on assets are approved annually by the Board of Directors.


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